SEPARATION AGREEMENT AND GENERAL RELEASE

WHEREAS, it is the desire and intention of WILLIAM D. BAIRD III (hereinafter “Employee”) and Amicus Therapeutics, Inc. (“Amicus”) to enter into this Separation Agreement and General Release (the “Agreement”) to set settle all matters relating to Employee’s employment at Amicus (collectively, Amicus and Employee may be referred to as the “Parties”).
NOW THEREFORE, or good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    Date of Separation. The Employee’s last date of employment with the Company will be February 8, 2019 (the “Separation Date”). Regardless of whether the Employee executes this Agreement, as the result of the Employee’s termination of employment on the Separation Date, the Employee shall receive the following payments:
a.    Base Salary, Accrued, Unused Paid Time Off: The Employee will be paid by Amicus for any earned but unpaid base salary and any vacation time accrued but unused, in each case, as of the Separation Date. Such amount will be paid in the form of a lump sum payment, less any applicable withholdings and other deductions, on the same pay date on which Employee’s unpaid base salary through the Separation Date would have been paid absent separation from employment.
b.    Expense Reimbursement: Amicus agrees to reimburse Employee in accordance with its standard expense policies (the Expense Policies) in effect as of the Separation Date for the reasonable and ordinary business expenses incurred by the Employee in connection with the services that Employee rendered on behalf of Amicus prior to the Separation Date; provided, however, that the documentation required under the Expense Policies for such expenses shall be included with a final expense report filed by the Employee with Amicus within 30 days of the Separation Date, Subject to proper documentation, such expenses shall be reimbursed to the Employee as soon as reasonably practicable thereafter, but no later than 30 days after the Employee submits the Employee’s final expense report to Amicus.

c.    Health Coverage Eligibility: The Employee’s medical, dental and vision coverage (as applicable) will terminate as of February 28, 2019. Subject to Section 2 below, Employee will have the right to elect to continue health insurance coverage at the Employee’s own expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Details regarding COBRA shall be sent to Employee under separate cover. Amicus shall ensure that its medical, dental and vision plans permit continued coverage through the date set forth above, and reserves the right to restructure the plans in any manner necessary or appropriate to avoid fines, penalties or negative tax consequences to Amicus or the Employee (including without limitation, to avoid any penalty imposed for violation of the nondiscrimination requirements under IRS Code Section 105(h) or under the Patient Protection and Affordable Care Act or the guidance issued thereunder), as determined by Amicus in its sole discretion.
d.    401(k) Savings Plan: The Employee’s rights under the Amicus 401(k) Savings Plan, and any rollover or distribution rights (as applicable) will be set forth in the Plan and Amicus policy.
e.    Bonus: There will be no bonus payout for the 2019 performance period.
2.    Separation Benefits. In consideration of and subject to the Employee’s execution of this Agreement within 21 days after the Separation Date for the Employee’s review and consideration and the expiration of all revocation periods without Employee revoking this Agreement, and in compliance with the promises made herein, Amicus shall provide the Employee with the separation benefits described below to which the Employee was not otherwise entitled, in addition to the benefits described in Section 1 above.
a.    Equity Awards: As of the Separation Date, pursuant to options granted under the Amicus Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan (the “Plan”), Employee has the following options, restricted stock units and Performance Restricted Stock Units, that unless otherwise noted, are forfeited upon the Separation Date (see table below). Exceptionally, the vesting of stock options, units and performance shares held by Employee immediately prior to such termination (“Options and Units”) shall accelerate such that the portion of those options and units that was otherwise scheduled to vest during the 12 month period immediately following such termination (had Employee remained employed with the

Company for that period) will become vested as of the date of such termination. In addition, the exercise period will be extended by twelve (12) months following the termination date to February 8, 2020 (the “Expiration Date). Any Vested Option, which is not exercised or for which the exercise price is not paid on or prior to the Expiration Date will be forfeited with no further compensation due to Employee, as generally provided under the Plan and any applicable option award.

b.    Limitations: Without limiting Amicus’ remedies as set forth herein or in the Confidentiality and Non-Disclosure Agreement, notwithstanding any provision in this Agreement to the contrary, upon Employee’s breach of (I) any of the restrictions set forth in Paragraph 4, Paragraph 5 and/or Paragraph 6 of this Agreement or (II) any of the restrictions set forth in the Confidentiality and Non-Disclosure Agreement, Amicus will have no obligation to continue to pay or provide any of the amounts or benefits under this Paragraph 2, including without limitation the accelerated vesting and extended exercise period set forth above.
c.    Acknowledgements: Employee acknowledges that, in the absence of timely execution and non-revocation of this Agreement, Employee would have no right to the accelerated options and stock, or the extended exercise period for the Vested Options as set forth in this Paragraph 2. Employee further acknowledges that except as provided for in Sections 1 and 2 above that Employee is not entitled to any other further compensation, remuneration or benefits from Amicus. All benefits ceased as of the Separation Date, unless expressly provided otherwise in this Agreement or under Amicus policies.
3.    General Release of Claims.
a.    It is understood and agreed by Employee that in return for the consideration set forth in Paragraph 2 above and other promises contained herein, Employee on Employee’s own behalf and together with Employee’s heirs, assigns, executors, agents and representatives does knowingly and voluntarily, completely and forever releases and discharges Amicus, and its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates and assigns, together with each and every of their present, past and future officers, managers, employees, directors, shareholders, members, owners, trustees, representatives, general partners, limited partners, insurers, employees and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all causes of action, claims, judgments, obligations, damages (compensatory and punitive), claims to attorneys’ fees, and rights to pre- and post-judgment interest or liabilities of whatever kind and character (the “Claims”), which Employee ever had or now has against the Releasees, known or unknown, contingent or non-contingent, foreseen or unforeseen, or any one of them arising out of or relating to Employee’s employment or the end of Employee’s employment with Amicus up to and including the date hereof (the “Release”). The Claims released herein include, but are not limited to: any Claims in any way arising out of, based upon, or related to the Employee’s employment by or service to any of the Releasees or any of them, or the termination thereof; any Claim for wages, salary, commissions, bonuses, fees, incentive payment, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits; any Claim of retaliation or employment discrimination based on age, sex race, color, disability status, national origin, religion, or any other protected characteristic; any allege breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Amicus’s rights to terminate the Employee’s employment; any Claim under the common law of any jurisdiction; and any alleged violation of any federal, state, foreign or local state law, regulation or ordinance including, without limitation, Claims arising under: the Uniformed Services Employment and Reemployment Rights Act, U.S.C. §§ 4301 et seq., New Jersey’s Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq., the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1, et seq., the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991 as amended 42 U.S.C. §2000 et seq., the Americans With Disabilities Act of 1990, as amended, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budgetary Reconciliation Act (“COBRA”), the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.,, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act,

as amended, 29 U.S.C. §2101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 626, et seq., 42 U.S.C. § 1981, 42 U.S.C. § 1983, the Sarbanes-Oxley Act of 2002 (“SOX”), as amended, 18 U.S.C. §1514A, the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C §2601 et seq., 42 U.S.C. §2000 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq., the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681 et seq., the National Labor Relations Act, as amended, 29 U.S.C. §151 et seq., or any other federal, state or local human rights, civil rights, wage and hour (including, but not limited to claims for unpaid vacation days), employee benefits, pension, employment or labor law, rule and/or regulation, violations of public policy, discrimination claims, breach of contract or tortious conduct, or any claim of retaliation under such laws and any claim arising under the common law, including but not limited to causes of action for wrongful discharge, fraud, defamation, interference with contract or prospective economic advantage, and infliction of emotional distress, violation of any other national, state or local statute, law or ordinance, claims for loss of income, compensatory damages, emotional distress, liquidated damages, punitive damages, attorneys’ fees and costs, and any other action whether cognizable in law or in equity based on any conduct up to and including the date of this Agreement.
b.    Employee expressly represents, warrants and covenants that Employee has not filed any charges, complaints or lawsuits against any Releasee with any governmental agency, tribunal or court. While nothing in the Section in intended to prohibit the Employee from initiating contact, filing a charge or otherwise cooperating with or assisting any governmental agency in any lawful investigation, by signing this Agreement, the Employee agrees and acknowledges that the Employee is waiving, and will not be entitled to any other or further monetary, financial or equitable relief. Despite the foregoing, Employee is not permitted to reveal to any third party, including any governmental, law enforcement, or regulatory authority, information Employee came to learn during the course of Employee’s employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. The Company and its affiliates do not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. . Finally, nothing in this Release shall preclude or prevent Employee from filing a lawsuit which challenges the validity of this Release solely with respect to Employee’s waiver of any claims arising under the ADEA. However, Employee acknowledges that this Release applies to all claims Employee has under the ADEA and that, unless the Release is held to be invalid, all of Employee’s claims under the ADEA shall be extinguished. Additionally, Employee does not release or discharge the Releasees from any of the obligations owed to Employee pursuant to any tax qualified pension plan of Amicus or its affiliates in which Employee participated.
c.    Employee agrees and acknowledges that this Section 3 and the Release contained in this Agreement extends to all of the aforementioned claims and potential claims which arose on or before the date hereof, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release and this Agreement. Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated claims, if any, as well as those relating to any other claims specified herein.
Employee hereby waives any right or claim that Employee may have to employment, reinstatement or re-employment with Amicus.
d.     The Employee represents and warrants that the Employee has reported to the Employee’s manager, Human Resources, the Compliance Department or the Legal Department any known violations of the Amicus Code of Conduct or of any law by the Releasees.
e.    This Agreement and Release (as defined herein) is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by Amicus or its employees to Employee. There have been no such violations, and Employee acknowledges that Amicus specifically denies any such violations.

4.    Confidentiality.
a.    Employee represents and agrees that the Employee shall keep the terms and conditions of this Agreement, including the existence of the Agreement itself, completely and strictly confidential, except that the Employee may discuss this Agreement with (i) members of Employee’s immediate family, financial consultants, tax advisors and legal representatives; (ii) as required by subpoena or other legal process; (iii) in an action to enforce this Agreement; (iv) with taxing authorities in connection with any inquiry relating to the tax consequences of the Agreement; (v) with lenders in connection with a bona fide loan application; or (vi) in connection with any claim for unemployment compensation. Upon inquiry regarding this Agreement, Employee and Employee’s representatives shall state only that this matter has been resolved to the satisfaction of the parties and that Employee and Employee’s representatives have agreed not to discuss or otherwise publish the provisions of this Agreement. Employee may also share with any prospective or future employer the terms of any confidentiality obligations or restrictive covenants.
b.    If Employee should receive a subpoena, court order or inquiry relating to this Agreement or his employment with Amicus, Employee shall, to the extent possible, immediately notify the Amicus Legal Department, before making any response.
d.    The Employee shall not use or disclose or allow the use or disclosure by any third party any confidential, proprietary, financial, personnel or non-public information of Amicus, without the prior written consent of Amicus. Employee agrees that any unauthorized disclosure of such information by the Employee to third parties or the use of such information by the Employee would cause irreparable damage to Amicus, and, therefore, Amicus shall be entitled to an injunction prohibiting the Employee from any use, disclosure or attempted use or disclosure. In addition, in the event that Employee breaches any such confidentiality obligations, without limiting any other remedy at law or equity, the obligations of Amicus to pay or provide any unpaid amounts or benefits under Section 2 of this Agreement shall immediately terminate and the Employee shall repay to Amicus the gross amount of any payments or benefits previously provided to Employee under Section 2 of this Agreement.

5.    Return of Documents and Amicus Property.
Any laptop or desktop computer or other electronic device Employee was given to use during the course of Employee’s employment by Amicus, including the content contained thereon, are the exclusive property Amicus (“Amicus’ Electronic Property”). Prior to being eligible to receive the consideration set forth in Section 2, Employee must have returned to Amicus all of Amicus’ Electronic Property, any business or other records of Amicus in any form, and all copies thereof, and any other property of Amicus. Employee must return Amicus’ Electronic Property to Amicus in its present condition. Employee will not be eligible to receive the consideration set forth in Section 2 of this Agreement if Employee deletes, wipes clean, destroys, or otherwise alters any content contained on Amicus’ Electronic Property. Employee further must return any other Amicus property including badges or Amicus corporate credit cards issued to Employee.
6.    Non-Disparagement.
Employee agrees not to, directly or indirectly, disparage, slander, defame or otherwise injure the reputation of Amicus its subsidiaries or their respective affiliates, or their respective directors, officers, agents, principal stockholders or customers. Amicus agrees that if it receives inquiries from any prospective employer on Employee’s behalf that it will confirm only Employee’s dates of employment and last position held, if requested to do so. In addition, Employee agrees that the receipt of benefits under this Agreement are contingent upon maintaining confidentiality regarding Employee’s next employer and the benefits are subject to forfeiture if Employee or his future employer makes any public announcement prior to the Termination Date.
7.     Applicable Law.
This Agreement is entered into in the State of New Jersey and shall be construed and interpreted in accordance with the laws of the State of New Jersey without regard to the conflict of law principles of any jurisdiction. Any legal proceeding arising out of or relating to this Agreement will be instituted in a state or federal court in the State of New Jersey and Employee hereby consents to the personal and exclusive jurisdiction of such court(s) and hereby waives any objection(s) that Employee may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
8.    Construction.
The Parties have had ample opportunity to review and have in fact reviewed this Agreement. Accordingly, the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. The captions and headings at the beginning of each paragraph are for convenience and reference only and shall not limit, define, or affect the construction and interpretation of this Agreement.
9.    Integration.
This Agreement (including the Confidentiality and Non-Disclosure Agreement) represents the complete understanding between the parties. No other promises, agreements, discussions, or understandings have been made or relied upon by either party to induce the execution of this Agreement by the other party, except to the extent as set forth herein. No other promises, agreements, discussions or understandings shall be binding or shall modify this Agreement.
10.    Successors.
The Parties agree that this Agreement shall be binding upon and inure to the benefit of the parties hereto, the successors and assigns of Amicus and Employee’s heirs, executors, administrators and assigns.
11.    Severability.
If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, that provision will immediately become null and void, leaving the remainder of the Agreement in full force and effect.
12.    Review and Revocation Period.
a.    Employee is hereby advised to consult with counsel prior to signing this Agreement. Employee hereby acknowledges and understands that Employee is acting of Employee’s own free will that Employee has been afforded a reasonable time to read and review the terms of this Agreement and Release, and that

Employee is voluntarily executing this Agreement with full knowledge of its provisions and effects. Employee acknowledges that Employee has the right to consider the Agreement, including the general release for twenty-one (21) days from the time it was presented to Employee on December 17, 2018. Changes to the Agreement, whether material or immaterial, do not restart the 21 day period. Employee also acknowledges and understands that Employee has seven (7) days after Employee signs and delivers the Agreement to revoke it by notifying Amicus in writing (the “Revocation Period”). The Agreement is not effective or enforceable until the seven day revocation period has expired. If Employee elects to revoke acceptance of this Agreement, this Agreement shall not become effective and Employee shall not be entitled to the payments and benefits set forth in Section 2.
13.    Counterparts.
This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.
14.    Employee Acknowledgements.
Employee represents and warrants that Employee has not assigned any claim that Employee purports to release hereunder and that Employee has the full power and authority to enter into this Agreement and bind each of the persons and entities that Employee purports to bind.
BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES:
1. Employee has read this Agreement completely.
2. Employee has had the opportunity to consider the terms of this Agreement and agrees to be bound by its terms.

3. Employee has been advised to consult with an attorney prior to executing this
         Agreement and Employee has done so.

4. Employee is not relying on Amicus or any representative of Amicus to explain this Agreement to Employee.

AMICUS THERAPEUTICS, INC. By:___________________________________ Name: David Clark Title: Chief People Officer, Human Resources EMPLOYEE: WILLIAM D. BAIRD III

ADDENDUM A
Confidentiality and Non-Disclosure Agreement